Exhibit 4.2
AGREEMENT AND PLAN OF REORGANIZATION
     This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of the 29th day of June, 2007, by and among National Welders Supply Company, Inc., a North Carolina corporation (the “National Welders”), the undersigned Series A Preferred Shareholders of National Welders (the “Shareholders”) and Airgas, Inc. a Delaware corporation (“Airgas”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in those certain Amended and Restated Articles of Incorporation of National Welders (the “Articles”).
     WHEREAS, the Shareholders own a majority of the outstanding shares of Series A Preferred Stock of National Welders (the “Series A Stock”);
     WHEREAS, Airgas owns all of the outstanding shares of Common Stock of National Welders; and
     WHEREAS, the undersigned parties desire to enter into this Agreement to reflect their agreement in respect of matters relating to a merger (the “Merger”) of Airgas NWS, Co., a Delaware corporation that is a wholly-owned subsidiary of Airgas (“Newco”), into National Welders; and
     WHEREAS, as a result of the Merger, National Welders will become a wholly owned subsidiary of Airgas and all holders of Series A Stock and all holders of Series B Preferred Stock of National Welders (the “Series B Stock;” the Series A Stock and the Series B Stock are referred to herein as the “Preferred Stock”) will receive Airgas Common Stock in exchange for their shares of Preferred Stock;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the undersigned parties hereby agree, intending to be legally bound, as follows:
     1. Reorganization. The parties desire to effect a merger of Newco into National Welders consistent with this Agreement. The parties intend for the Merger to be treated as a tax free reorganization as defined in Section 386(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with Revenue Ruling 67-448 of the Internal Revenue Service. In furtherance of the foregoing, Airgas represents and agrees that (i) Newco is a newly formed, wholly-owned subsidiary of Airgas, which was or will be capitalized by Airgas solely with shares of voting common stock of Airgas sufficient to effectuate the Merger, (ii) immediately prior to the Merger, the only class of stock of Newco will be voting common stock, (iii) Airgas does not presently intend to liquidate or merge National Welders following the Merger, (iv) Airgas and National Welders shall each continue their respective business subsequent to the Merger to the extent consistent with the parties intention that the Merger be treated as a tax free reorganization; and (v) upon the effectiveness of the Merger, Airgas will control National Welders within the meaning of Section 368(c) of the Code. As part of the Merger, each share of common stock of Newco which is issued and outstanding on the effective date of the Merger (the “Effective Date”) shall automatically and without further action be cancelled and each share of common stock of National Welders which is issued and outstanding on the Effective Date shall automatically and without further action remain outstanding. In addition, as part of the Merger, each share of Preferred Stock shall automatically and without further action be converted into a right to receive Airgas Common Stock at the rate of .7724 shares of Airgas Common Stock for each share of Preferred Stock. The parties agree that the Merger shall be consummated on July 2, 2007 or July 3, 2007 as selected by Airgas, if all requisite National Welders corporate approvals for the Merger have been obtained in time to permit the Merger to be consummated on the date so selected. If National Welders has not received all necessary consents from the holders of the Preferred Stock in time to permit the Merger to be consummated on or before July 3, 2007, then on either July 3, 2007 or July 5, 2007, as selected by Airgas, National Welders shall send out notices of a meeting of shareholders to be held on July 16, 2007 at 10:00 a.m. in accordance with the applicable provisions of North Carolina law and the Merger shall be consummated on July 16, 2007 unless an earlier date is agreed to by Judith Carpenter and Airgas in which case the Merger shall be consummated on such earlier date provided all requisite approvals have been obtained. At the meeting described above, the Shareholders agree to vote their shares of Series A Stock in favor of the Merger.
     2. Registration of Airgas Stock. Airgas agrees to make its commercially reasonable best efforts to have the Airgas Common Stock received by the holders of Preferred Stock as a result of the Merger effectively registered as soon as reasonably practicable. Prior to such registration, the Airgas Common Stock shall be represented by a single certificate in the name of Judith Carpenter, individually and as agent.
     3. National Welders Name Usage. The parties acknowledge and agree that the National Welders trade name (the “Trade Name”) has significant value in the Restricted Territory (as defined in the Joint Venture Agreement dated June 28, 1996 by and among Airgas, National Welders and certain shareholders of National Welders). Airgas covenants and agrees to continue, or to cause National Welders to continue, to utilize the Trade Name in the Restricted Territory in the operation of the industrial gas business (i) for so long as Airgas believes that such utilization has value to the business, (ii) as long as such utilization does not unreasonably interfere with any corporate restructuring by Airgas, and (iii) notwithstanding the foregoing, for a period ending no sooner than the first anniversary of the date of this Agreement. Such utilization shall include, without limitation, signage on the stores and the vehicles used in the business that reflects the Trade Name as well as the name Airgas.
     4. Entire Agreement. This Agreement reflects the entire understanding of the parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     5. Assignment; Successors. This Agreement may not be assigned by any party hereto without the prior written consent of the all other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto. Any attempted assignment in violation of this Section 5 shall be null and void.
     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to its rules governing conflict of laws.
     7. Miscellaneous. Each party hereto shall be responsible for the payment of its own fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby and shall not be liable to the other party or parties for the payment of any such fees, costs and expenses. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Signature pages to this Agreement may be delivered by facsimile, and such signature pages shall be effective as if they were original signature pages. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party of such provision or any other provision of this Agreement.
[Remainder of Page Left Intentionally Blank]

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the date set forth above.

AIRGAS:

Airgas, Inc.

By:	/s/ Thomas M. Smyth

	Name:	Thomas M. Smyth
	Title:	Vice President

NATIONAL WELDERS:

National Welders Supply Company, Inc.

By:	/s/ Andrew R. Cichocki

	Name:	Andrew R. Cichocki
	Title:	President/CEO

SHAREHOLDERS:
/s/ Judith Carpenter
Judith Carpenter

James A. Turner, Jr. Revocable Trust Under Agreement Dated November 20, 1998

By:	/s/ Mark R. Bernstein
Mark R. Bernstein, Trustee

James A. Turner, Jr. Insurance Trust Dated June 27, 1986

By:	/s/ Mark R. Bernstein
Mark R. Bernstein, Trustee

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